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                                                                 EXHIBIT (m)(11)

                FINANCIAL INTERMEDIARY CLASS DISTRIBUTION PLAN OF
                        LEGG MASON INVESTMENT TRUST, INC.
                          LEGG MASON OPPORTUNITY TRUST

         WHEREAS, Legg Mason Investment Trust, Inc. (the "Corporation") is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and has offered, and intends to continue offering, for public sale shares of common stock known as the Legg Mason Opportunity Trust (the "Fund");

         WHEREAS, the Corporation has registered the offering of its shares of common stock under a Registration Statement filed with the Securities and Exchange Commission and that Registration Statement is in effect as of the date hereof;

         WHEREAS, the Corporation desires to adopt a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Fund's Financial Intermediary Class of shares (the "Class"), and the Board of Directors has determined that there is a reasonable likelihood that adoption of the Distribution Plan will benefit the Fund and shareholders of the Class;

         WHEREAS, the Corporation has employed Legg Mason Wood Walker, Incorporated ("Legg Mason") as principal underwriter of the shares of the Corporation;

         NOW, THEREFORE, the Corporation hereby adopts this Distribution Plan (the "Plan") in accordance with Rule I2b-1 under the 1940 Act on the following terms and conditions:

         1.       A.      The Fund shall pay to Legg Mason, as compensation For
Legg Mason's services as principal underwriter of the Fund's Financial Intermediary Class shares, a distribution fee at the rate hot to exceed 0.15% on an annualized basis of the average daily net assets attributable to Financial Intermediary Class shares of the Fund, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                  B. The Fund shall pay to Legg Mason, as compensation for ongoing services provided to the investors in Financial Intermediary Class shares of the Fund, a service fee at the rate not to exceed 0.25% on an annualized basis of the average daily net assets attributable to Financial Intermediary Class shares of the Fund, such fees to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                  C. The Fund may pay a distribution or service fee to Legg Mason at a lesser rate than the fees specified in paragraph 1.A and 1.B.. respectively, of this Plan as approved in the manner specified in paragraph 3 of this Plan. Amounts payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Conduct Rule 2830 of the National Association of Securities Dealers, Inc. ("NASD") remain in effect and apply to distributors of dealers in the Corporation's shares, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

         2. As principal underwriter of the Corporation's shares, Legg Mason may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the shares of the Fund and/or the servicing and maintenance of shareholder accounts,

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including, but not limited to, compensation to employees of Legg Mason;
compensation to Legg Mason, other broker-dealers and other entities that engage in or support the distribution of shares or who service shareholder accounts or provide sub-accounting and recordkeeping services; expenses of Legg Mason and such other broker-dealers and other entities, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and preparation and distribution of sales literature and advertising materials.

         3. This Plan shall take effect on January 1, 2001, and shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those Directors who are not "interested persons" of the Corporation, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Directors who approve the Plan taking effect have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         4. Any person authorized to direct the disposition of monies paid of payable by the fund pursuant to this Plan or any related agreement shall provide to the Corporation's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Legg Mason shall submit only information regarding amounts expended for "distribution activities," as defined in this paragraph 4, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this paragraph 4, to the Board in support of the service fee payable hereunder,

         For purposes of this Plan, "distribution activities" shall mean any activities in connection with Legg Mason's performance of its obligations under the underwriting agreement, dated December 23, 1999, by and between the Corporation and Legg Mason, with respect to the Fund, that are not deemed "service activities." As used herein, "distribution activities" also include sub-accounting or recordkeeping services provided by an entity if the entity is compensated, directly or indirectly, by the Fund or Legg Mason for such services. Such entity may also be paid a service fee if it provides appropriate services. Nothing in the foregoing is intended to or shall cause there to be any implication that compensation for such services must be made only pursuant to a plan of distribution under Rule 12b-1. "Service activities" shall mean activities covered by the definition of "service fee" contained in Conduct Rule 2830 of the NASD, including the provision by Legg Mason of personal, continuing services to investors in the Corporation's shares. Overhead and other expenses of Legg Mason related to its "distribution activities" or "service activities," including telephone and other communications expenses, may "be included in the information regarding amounts expended for such distribution or service activities, respectively,

         5. This Plan may be terminated with respect to the Class at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding shares of the Class.

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         6.       After the issuance of Financial Intermediary Class shares of the Fund, this Plan may not be amended to increase materially the amount of distribution fees provided for in paragraph 1.A. hereof or the amount of service fees provided for in paragraph 1.B. hereof unless such amendment is approved by a vote of at least a majority of the outstanding shares of the Class and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for continuing approval in paragraph 3 hereof.

         7. While this Plan is in effect, the selection and nomination of directors who are not interested persons of the Corporation, as defined in the 1940 Act, shall be committed to the discretion of directors who are themselves not interested persons.

         8. The Corporation shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to paragraph 4 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

         9. As used in this Plan, the term "majority of the outstanding shares of the Class" means the affirmative vote, at a duly called and held meeting of the Fund's Financial Intermediary Class shareholders, (i) of the holders of 67% or more of the Financial Intermediary Class shares present (in person or by proxy) and entitled to vote at such meeting, if the holders or more than 50% of the outstanding Financial Intermediary Class shares entitled to vote at such meeting are present in person or in proxy, or (ii) of the holders of more than 50% of the outstanding Financial Intermediary Class shares entitled to vote at such meeting, whichever is less.

         IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan as of the day and year set forth below:

DATED: November 9, 2000

ATTEST:                               LEGG MASON INVESTMENT TRUST, INC.

By: /s/ Kevin Ehrlich                 By: /s/ Marc R. Duffy
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                                            Marc R. Duffy
                                            Vice President and Secretary

Agreed and assented to by:

LEGG MASON WOOD WALKER, INCORPORATED

By: /s/ Andrew J. Bowden
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      Andrew J. Bowden
      Vice President

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